Exhibit 99.1
================================================================================

China voip & digital telecom Details business strategy and market opportunities

HENDERSON, NV, November 30, 2006 - - - China VoIP & Digital Telecom Inc. (CVDT.OTCBB) would like to provide further information on its new business strategy and very encouraging market opportunities. As previously announced, the Company intends on aggressively competing in the Information Technology sector through its new wholly owned subsidiary, Jinan Yinquan Technology Co., Ltd., a technology company offering Voice over the Internet Protocol services in the People's Republic of China. Jinan Yinquan will serve as the platform for current and future growth of the Company.

"For more than half a decade, our wholly owned subsidiary company has been focused on developing telecommunication solutions for the ever growing Internet industry in China" said Li Kunwu, President and CEO of China VoIP & Digital Telecom Inc. "With the current population in China estimated at 1.3 billion people, the estimated number of internet users in the world's most populous country is 110 million. This presents our Company with an amazing opportunity to become a market leader in the provision of telecommunication solutions over the internet as the number of users will only increase as it becomes more available and affordable to a larger segment of the Chinese population. Further proof to this tremendous market potential is the strength and growth of the Chinese economy which is growing at a staggering rate.

"The number of landline subscribers in China is estimated to be 300 million, Kunwu added. "Couple this with the tremendous growth of internet subscribers and this makes for a very exciting time to market our NP Soft Switch System, which enables users to access Voice over the Internet Protocol (VoIP) services. Our VoIP products and services allow users to access high quality broadband telephone services in China by converting their cable/dsl router into a VoIP device. This allows them to use the system in order to make telephone calls to anyone in the world at a much lower cost than standard telephone rates. We are currently serving customers in all 17 cities of the Shandong Province and we have also introduced our products to 2 other provinces. Our future plans also include expansion into all of China with our current and future products and services.

China VoIP & Digital Telecom Inc. currently employs 30 people through its wholly owned subsidiary, Jinan Yinquan Technology Co., Ltd. Jinan's operations are conducted from its offices located in the Hi-Tech Development Zone in Jinan, Shandong, People's Republic of China. Since its inception, Jinan Yinquan has devoted all of its energy in developing state of the art telecommunication technology to be delivered using the internet.

In proportion to its population and size, China is currently one of the least connected countries in Asia with only 9.4% of its population connected to the

Internet. However, this statistic provides the Company with a tremendous opportunity to capitalize on the anticipated growth that will be realized in China as they approach other industrialized nations who are currently averaging approximately 50% to 75% of the population being connected to the Internet.
According to some researchers, as high-speed internet continues its rapid implementation in China, the number of Internet users will reach 230 - 500 million users in the near future. To put that number into perspective, the entire population in the United States is currently approximately 300 million people. The market potential for the products and services offered by China VoIP & Digital Telecom is astonishing. "Current Internet usage in China is probably at the same level it was in the U.S. in the mid 90's," said Kunwu. "However, we anticipate the growth to accelerate much faster because of readily available low-cost, high-speed services and inexpensive computer equipment. Services such as VoIP will follow suit as the ease of use and significant cost savings will cut into current landline use and open up telephone services to those who were unable to have phone service for a variety of reasons."

More information on the Company and its wholly owned subsidiary can be found in the Company's 8K filing of November 13, 2006 on the Securities and Exchange Commission official website at http://www.sec.gov/Archives/edgar/data/1337615/000117042306000508/
crawfordlake8k.txt.

About China VoIP & Digital Telecom Inc.
China VoIP & Digital Telecom Inc. offers Voice over the Internet Protocol service in the People's Republic of China through its wholly owned subsidiary Jinan Yinquan Technology Co. Ltd. Through Jinan Yinquan, China VoIP is well positioned to take full advantage of the tremendous economic growth currently being experienced in China. The Company is currently marketing its NP Soft
Switch system in China and is currently in the testing stage of other Information Technology products. The Company currently has 30 employees and is located in the Shandong Province, People's Republic of China.
More information can be found at www.chinavoip-telecom.com.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the China VoIP & Digital Telecom Inc. reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended April 30, 2006 and quarterly report on Form 10-QSB the quarter ended July 31, 2006 for further information and factors that may affect China VoIP & Digital Telecom Inc.'s business and results of operations. China VoIP & Digital Telecom Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.


Contact:
Peter Nasca
Peter Nasca Associates, Inc.
954-473-0677